Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Kellie Baldyga

NEW YORK & COMPANY, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS AND INTRODUCES FISCAL 2007 GUIDANCE

•                  Net Income for the Fourth Quarter Increases 16.6% to $24.0 Million, or $0.40 Per Diluted Share

New York, NY — March 22, 2007 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 560 stores, today announced results for the fourth quarter and for the full fiscal year ended February 3, 2007.  The Company noted that this fiscal year period includes 53 weeks versus 52 weeks in last year’s fiscal period ended January 28, 2006, with the additional week occurring in the final month of the year.  Therefore, the fourth quarter of fiscal year 2006 represents a fourteen-week period and compares to a thirteen-week period in the fourth quarter of fiscal year 2005.  However, all comparable sales numbers shown below are for either thirteen weeks or 52 weeks, as appropriate.

For the fourth quarter of 2006, net sales increased 11.0% to $390.3 million, as compared to $351.6 million in the fourth quarter of 2005.  Comparable store sales increased 1.2% on top of a comparable store sales increase of 9.6% in the fourth quarter of 2005.  Net income was $24.0 million, or $0.40 per diluted share, in the fourth quarter of 2006, compared to $20.6 million, or $0.36 per diluted share, in the fourth quarter of 2005.

For fiscal year 2006, net sales increased 5.5% to $1,193.2 million, as compared to net sales of $1,130.5 million in fiscal year 2005.  Comparable store sales decreased 2.6% in fiscal year 2006 and increased 3.2% in fiscal year 2005.  Net income in fiscal year 2006 was $46.2 million, or $0.77 per diluted share, compared to $58.5 million, or $1.02 per diluted share in fiscal year 2005.

Richard P. Crystal, New York & Company’s Chairman and CEO, stated: “Fiscal 2006 marked a productive yet challenging period for our Company.  We overcame adversity in our first-half results by infusing talent and leadership to strengthen our design and merchandising areas and better align our assortments with the desires of our customers.  The initial benefits were seen in the third quarter and again in the fourth quarter with record levels of reported sales and operating profit.  As we begin fiscal 2007, our priorities are focused on delivering compelling assortments while continuing our store expansion plans.  We remain excited by our near- and long-term growth prospects and believe that fiscal 2007 will represent a solid year of growth for our Company.”

Quarterly Comparable Store Sales

The Company is announcing that at the beginning of its second quarter it will change the frequency with which it publicly reports sales to a quarterly rather than a monthly basis.  The Company’s last monthly sales release will be for the fiscal month of April, which will be on Thursday, May 10, 2007.  Quarterly sales for the second quarter will be released on August 9, 2007.

Guidance

The Company will also initiate a practice whereby it will issue earnings per share guidance for the then current quarter during its regularly scheduled quarterly earnings release for the preceding quarter.

First Quarter of Fiscal 2007

The Company’s outlook for earnings per diluted share in the first quarter of fiscal year 2007 is in the range of $0.11 to $0.14 based on 61.0 million fully diluted shares outstanding.  The primary drivers of the Company’s outlook for the first quarter of 2007 include total sales growth in the high single-digit range and comparable store sales growth in the low to mid single-digit range.  During the first quarter of 2007, the Company plans to have opened 11 stores and closed two stores, ending the quarter with approximately 569 stores.

Fiscal Year 2007

The Company’s outlook for earnings per diluted share in fiscal year 2007 is in the range of $0.85 to $0.95 based on 61.5 million fully diluted shares outstanding.  This guidance includes a loss of approximately $0.05 per diluted share related to the Company’s developing businesses, JasmineSola and e-commerce.  The primary drivers of the Company’s outlook for fiscal year 2007 include total sales growth in the high single-digit range and comparable store sales growth in the low single-digit range.  During fiscal year 2007, the Company plans to have opened 50 to 55 stores, closed approximately nine stores and remodeled 25 to 30 stores, ending the year with 601 to 606 stores and approximately 3.41 million selling square feet in operation, with new stores representing 210,000 selling square feet.  Capital expenditures are estimated in the range of $71.0 million to $76.0 million.

Conference Call Information

A conference call to discuss the fourth quarter of fiscal year 2006 results is scheduled for today Thursday, March 22, 2007 at 9:00 am Eastern Daylight Time.  Investors and analysts interested in participating in the call are invited to dial (877) 715-5282 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until March 29, 2007 and can be accessed by dialing (877) 519-4471 and entering pin number 8448577.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and online at www.nyandcompany.com. The Company currently operates 560 retail stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in thousands, except per share amounts)	14-weeks ended February 3, 2007	% of net sales	13-weeks ended January 28, 2006	% of net sales
Net sales	$390,276	100.0%	$351,600	100.0%

Costs of goods sold, buying and occupancy costs	260,037	66.6%	239,918	68.2%

Gross profit	130,239	33.4%	111,682	31.8%

Selling, general and administrative expenses	90,600	23.2%	75,407	21.5%

Operating income	39,639	10.2%	36,275	10.3%

Interest expense, net of interest income	226	0.1%	1,341	0.4%

Loss on modification and extinguishment of debt	—	—	933	0.3%

Income before income taxes	39,413	10.1%	34,001	9.6%

Provision for income taxes	15,392	3.9%	13,397	3.7%

Net income	$24,021	6.2%	$20,604	5.9%

Basic earnings per share	$0.42		$0.38
Diluted earnings per share	$0.40		$0.36

Weighted average shares outstanding:
Basic shares of common stock	57,023		54,400
Diluted shares of common stock	60,566		57,717

Selected operating data:
(Dollars in thousands, except square foot data)
Total net sales growth	11.0%	16.1%
Comparable store sales increase	1.2%	9.6%
Net sales per average selling square foot (a)	$117	$107
Net sales per average store (b)	$697	$675
Average selling square footage per store (c)	5,917	6,271

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

(Amounts in thousands, except per share amounts)	53-weeks ended February 3, 2007	% of net sales	52-weeks ended January 28, 2006	% of net sales
	(Unaudited)		(Audited)
Net sales	$1,193,193	100.0%	$1,130,544	100.0%

Costs of goods sold, buying and occupancy costs	818,344	68.6%	764,042	67.6%

Gross profit	374,849	31.4%	366,502	32.4%

Selling, general and administrative expenses	296,666	24.8%	262,441	23.2%

Operating income	78,183	6.6%	104,061	9.2%

Interest expense, net of interest income	1,664	0.1%	5,726	0.5%

Loss on modification and extinguishment of debt	—	—	933	0.1%

Income before income taxes	76,519	6.5%	97,402	8.6%

Provision for income taxes	30,349	2.6%	38,914	3.4%

Net income	$46,170	3.9%	$58,488	5.2%

Basic earnings per share	$0.82		$1.08
Diluted earnings per share	$0.77		$1.02

Weighted average shares outstanding:
Basic shares of common stock	56,072		53,923
Diluted shares of common stock	60,031		57,316

Selected operating data:
(Dollars in thousands, except square foot data)
Total net sales growth	5.5%		8.7%
Comparable store sales (decrease) increase	(2.6)%		3.2%
Net sales per average selling square foot (a)	$363		$351
Net sales per average store (b)	$2,210		$2,270
Average selling square footage per store (c)	5,917		6,271

(a)             Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)            Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)             Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	February 3, 2007	January 28, 2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$68,064	$57,436
Inventories, net	110,088	109,656
Other current assets	36,710	35,866
Total current assets	214,862	202,958

Property and equipment, net	210,163	159,388
Goodwill	11,088	9,649
Intangible assets	32,053	32,053
Other assets	1,633	2,227
Total assets	$469,799	$406,275
Liabilities and stockholders’ equity
Current liabilities:
Current portion — long-term debt	$6,000	$6,000
Accounts payable	66,631	90,980
Accrued expenses	61,982	55,261
Other current liabilities	10,285	3,016
Total current liabilities	144,898	155,257

Long-term debt, net of current portion	25,500	31,500
Deferred rent and other liabilities	58,602	40,468
Total liabilities	229,000	227,225

Total stockholders’ equity	240,799	179,050
Total liabilities and stockholders’ equity	$469,799	$406,275

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)	53-weeks ended February 3, 2007	52-weeks ended January 28, 2006
	(Unaudited)	(Audited)
Operating activities
Net income	$46,170	$58,488
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,487	25,230
Amortization of deferred financing costs	277	1,023
Write-off of unamortized deferred financing costs	—	933
Share-based compensation	1,665	1,155
Deferred income taxes	(598)	(747)
Changes in operating assets and liabilities:
Accounts receivable	(983)	(217)
Inventories, net	(432)	(12,490)
Prepaid expenses	(1,581)	(874)
Accounts payable	(24,349)	14,921
Accrued expenses	7,071	3,049
Income taxes payable	6,391	—
Deferred rent	20,140	18,419
Other assets and liabilities	(2,274)	(460)
Net cash provided by operating activities	83,984	108,430

Investing activities
Acquisition of Jasmine Company, Inc., net of cash acquired	—	(21,626)
Capital expenditures	(82,951)	(81,115)
Net cash used in investing activities	(82,951)	(102,741)

Financing activities
Proceeds from public offering	2,294	—
Payment of offering costs related to public offering	(439)	—
Proceeds from issuance of debt	—	37,500
Repayment of debt	(6,000)	(76,327)
Payment of financing costs	—	(481)
Tax benefit from exercise of stock options	12,531	5,620
Proceeds from exercise of stock options	1,209	274
Net cash provided by (used in) financing activities	9,595	(33,414)

Net increase (decrease) in cash and cash equivalents	10,628	(27,725)

Cash and cash equivalents at beginning of period	57,436	85,161
Cash and cash equivalents at end of period	$68,064	$57,436

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Store Count and Selling Square Footage
(Unaudited)

Fiscal Year 2006	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores remodeled during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	519	14	5	(3)	530
2nd Quarter (Actual)	530	10	14	(3)	537
3rd Quarter (Actual)	537	26	12	(3)	560
4th Quarter (Actual)	560	11	4	(11)	560

Fiscal Year 2006	Total selling square feet at beginning of the quarter	Selling square feet for stores opened during the quarter	Reduction of selling square feet for stores remodeled during the quarter	Reduction of selling square feet for stores closed during the quarter	Total selling square eet at end of the quarter
1st Quarter (Actual)	3,254,465	64,312	(18,297)	(18,147)	3,282,333
2nd Quarter (Actual)	3,282,333	43,317	(28,166)	(17,409)	3,280,075
3rd Quarter (Actual)	3,280,075	113,383	(13,111)	(23,085)	3,357,262
4th Quarter (Actual)	3,357,262	50,748	(14,353)	(80,220)	3,313,437